Exhibit 10.9
March 22, 2024
Willow Tree Capital Corporation
450 Park Avenue, 29th Floor
New York, NY 10022
To Willow Tree Capital Corporation:
Effective as of June 29, 2022, Willow Tree Capital Corp Advisors LLC (the “Adviser”) and its affiliates hereby undertake and confirm that Willow Tree Capital Corporation’s (the “Company”) organizational, offering and other expenses incurred in connection with the Company’s launch and initial private offering shall be borne by the Adviser and its affiliates to the extent the Company does not make an election to be regulated as a business development company under the Investment Company Act of 1940, as amended.
Sincerely,

/s/ Timothy Lower

Willow Tree Capital Corp Advisors LLC
Name:	Timothy Lower
Title:	Chief Executive Officer